Exhibit 99.1

                   American Technical Ceramics Corp.
       Announces Full Year and Fourth Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Aug. 25, 2005--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the fourth quarter and the fiscal year ended June 30, 2005.
    Net sales for the fiscal year ended June 30, 2005 increased 19% to $72,965,000 from $61,183,000 in fiscal year 2004. Net income amounted to $4,195,000 for the fiscal year ended June 30, 2005, or approximately $0.48 per common share assuming dilution, compared with net income of $2,176,000, or approximately $0.25 per common share assuming dilution, for the fiscal year ended June 30, 2004.
    Net sales for the quarter ended June 30, 2005 increased 10% to $20,817,000 from $19,009,000 in the comparable quarter in fiscal year 2004. Net income amounted to $1,449,000, or approximately $0.16 per common share assuming dilution, for the quarter ended June 30, 2005, compared with net income of $3,090,000, or approximately $0.36 per common share assuming dilution, for the comparable quarter ended June 30, 2004.
    Management stated that the increases in sales for the twelve and three month periods as compared to the comparable periods of the prior fiscal year were a result of higher sales volumes in most of the Company's product lines primarily due to strong shipments to customers in the military, medical electronics and wireless infrastructure markets.
    Net income increased for the fiscal year ended June 30, 2005 compared to the prior fiscal year primarily due to the increased revenues. Net income decreased for the quarter ended June 30, 2005 compared to the comparable period in the prior fiscal year primarily due to lower gross and operating margins which resulted from several factors, including a change in product mix, increased expenses under the Company's self insured health plan and increased scrap.
    Bookings for the three months ended June 30, 2005 were approximately $21.1 million, an increase over the levels achieved in both the comparable period in the prior fiscal year and the sequential quarter of the current fiscal year. These increases are primarily due to strong demand from customers in the semiconductor equipment, wireless infrastructure and medical markets.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "Bookings and net sales for the fourth quarter have increased over the third quarter of the current fiscal year. This sequential improvement is the result of our past efforts to lower our manufacturing costs to make us more price competitive and our efforts to introduce new products into the market. We are now seeing the results of these efforts through market share gains and expanding sales of our newer products."

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.
    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:


                        Friday, August 26, 2005
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
             866-314-4865 and 617-213-8050 (International)
                           Passcode 23334744

    A replay of the call will be available for approximately one week beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 29170172.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, August 26, 2005. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.


          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
              -----------------------------------------
                                       June 30, 2005   June 30, 2004
                                     ---------------- ----------------
Cash and Investments                   $       6,950    $       7,042
Accounts Receivable                           10,008           10,563
Inventories                                   27,540           22,268
Current Assets                                48,147           43,515
Total Assets                                  77,558           69,853
Current Liabilities                            9,034            8,615
Total Liabilities                             17,484           15,026
Total Stockholders' Equity                    60,074           54,827



         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                            Three Months Ended
                                     ---------------------------------
                                       June 30, 2005    June 30, 2004
                                     ----------------- ---------------
Net Sales                              $       20,817   $      19,009
Gross Profit                                    6,968           8,605
Operating Income                                2,118           3,555
Net Income                                      1,449           3,090
Earnings Per Share:
    Basic                              $         0.17   $        0.38
    Diluted                            $         0.16   $        0.36
Weighted Average Common Shares
 Outstanding:
    Basic                                       8,485           8,181
    Diluted                                     8,800           8,639



         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                             Fiscal Year Ended
                                     ---------------------------------
                                      June 30, 2005    June 30, 2004
                                     ---------------- ----------------
Net Sales                              $      72,965    $      61,183
Gross Profit                                  24,597           20,437
Operating Income                               6,307            2,528
Net Income                                     4,195            2,176
Earnings Per Share:
    Basic                              $        0.50    $        0.27
    Diluted                            $        0.48    $        0.25
Weighted Average Common Shares
 Outstanding:
    Basic                                      8,402            8,132
    Diluted                                    8,738            8,583



    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com